Exhibit 4.3

NATIONAL INTELLIGENCE ASSOCIATION, INC.

2011 EQUITY INCENTIVE PLAN

STOCK AWARD AGREEMENT FOR STOCK UNITS

Unless otherwise defined herein, capitalized terms shall have the defined meaning set forth in the National Intelligence Association, Inc. 2011 Equity Incentive Plan.

1.

NOTICE OF STOCK UNIT GRANT

You have been granted Stock Units, subject to the terms and conditions of the Plan and this Stock Award Agreement, as follows:

Name of Awardee:
Total Number of Stock Units Granted:
Grant Date:
Vesting Commencement Date:
Vesting Schedule:

The first [25%] of the Stock Units subject to this Stock Award Agreement shall vest [on the Vesting Commencement Date], and [25%] of the Stock Units subject to this Stock Award Agreement shall vest [each year thereafter], subject to the Awardee continuing to be a Service Provider on such dates.

2.

AGREEMENT

2.1

Grant of Stock Units. Pursuant to the terms and conditions set forth in this Stock Award Agreement (including Section 1 above) and the Plan, the Administrator hereby grants to the Awardee named in Section 1, on the Grant Date set forth in Section 1, the number of Stock Units set forth in Section 1.

2.2

Purchase of Stock Units. No payment of cash is required for the Stock Units.

2.3

Vesting/Delivery of Shares.

General. The Awardee shall vest in the granted Stock Units in accordance with the vesting schedule set forth in Section 1 above; provided, however, that the Awardee shall cease vesting in the granted Stock Units upon the Awardee's Termination of Service. [Notwithstanding the foregoing, the Awardee shall vest in all granted Stock Units if the Company is subject to a Change in Control before the Awardee's Termination of Service, and the Awardee is subject to a Termination of Service resulting from: (i) the Awardee's involuntary discharge by the Company (or the Affiliate employing him or her) for reasons other than Cause (defined below), death or Disability; or (ii) the Awardee's resignation for Good Reason (defined below) in anticipation of or within 24 months after the Change in Control.] Within [60] days following the date on which the Awardee vests in a Stock Unit, the Company shall deliver to the Awardee one Share for each Stock Unit in which the Awardee becomes vested and such Stock Unit shall terminate.

[The term "Cause" shall mean (1) the Awardee's theft, dishonesty, or falsification of any documents or records of the Company or any Affiliate; (2) the Awardee's improper use or disclosure of confidential or proprietary information of the Company or any Affiliate that results or will result in material harm to the Company or any Affiliate; (3) any action by the Awardee which has a detrimental effect on the reputation or business of the Company or any Affiliate; (4) the Awardee's failure or inability to perform any reasonable assigned duties after written notice from the Company or an Affiliate, and a reasonable opportunity to cure, such failure or inability; (5) any material breach by the Awardee of any employment or service agreement between the Awardee and the Company or an Affiliate, which breach is not cured pursuant to the terms of such agreement; (6) the Awardee's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Awardee's ability to perform his or her duties with the Company or an Affiliate; or (7) violation of a material Company policy. The term "Good Reason" shall mean, as determined by the Administrator, (A) a material adverse change in the Awardee's title, stature, authority, or responsibilities with the Company (or the Affiliate employing him or her); (B) a material reduction in the Awardee's base salary or annual bonus opportunity; or (C) receipt of notice that the Awardee's principal workplace will be relocated by more than 50 miles.]

2.4

Forfeiture of Stock Units. The unvested Stock Units shall automatically be forfeited upon the Awardee's Termination of Service.

2.5

No Interest in Company Assets. The Awardee shall have no interest in any fund or specific asset of the Company by reason of the Stock Units.

2.6

No Rights as a Stockholder Before Delivery. The Awardee shall not have any right, title, or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Stock Units.

2.7

Regulatory Compliance. The issuance of Common Stock pursuant to this Stock Award Agreement shall be subject to full compliance with all applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

2.8

Withholding Tax. The Company's obligation to deliver any Shares upon vesting of Stock Units shall be subject to the satisfaction of all applicable federal, state, local, and foreign income and employment tax withholding requirements. The Awardee shall pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the Awardee's salary) in cash. At the Administrator's discretion, the Awardee may pay the withholding amount with Shares; provided, however, that payment in Shares shall be limited to the withholding amount calculated using the minimum statutory withholding rates.

2.9

Plan. This Stock Award Agreement is subject to all provisions of the Plan, receipt of a copy of which is hereby acknowledged by the Awardee. The Awardee shall accept as binding, conclusive, and final all decisions and interpretations of the Administrator upon any questions arising under the Plan and this Stock Award Agreement.

2.10

Successors. This Stock Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted successors and assigns.

2.11

Restrictions on Transfer. The Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise. No right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the person entitled to such benefits. Any assignment in violation of this Section 2.11 shall be void.

2.12

Restrictions on Resale. The Awardee agrees not to sell any Shares that have been issued pursuant to the vested Stock Units at a time when Applicable Laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale. This restriction shall apply as long as the Awardee is a Service Provider and for such period after the Awardee's Termination of Service as the Administrator may specify.

2.13

Section 409A. Notwithstanding anything herein or in the Plan to the contrary, this Stock Award Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted in a manner consistent with that intention.

2.14

Entire Agreement; Governing Law. This Stock Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee's interest except by means of a writing signed by the Company and the Awardee. This Stock Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of Nevada.

2.15

No Guarantee of Continued Service. The vesting of the Stock Units pursuant to the vesting schedule hereof is earned only by continuing as a Service Provider at the will of the Company (and not through the act of being hired or being granted Stock Units). This Stock Award Agreement, the transactions contemplated hereunder, and the vesting schedule set forth herein constitute neither an express nor implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with Awardee's right or the Company's right to terminate Awardee's relationship as a Service Provider at any time, with or without Cause.

By the Awardee's signature and the signature of the Company's representative below, the Awardee and the Company agree that this Award is granted under and governed by the terms and conditions of this Stock Award Agreement and the Plan. The Awardee has reviewed this Stock Award Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel before executing this Stock Award Agreement and fully understands all provisions of this Stock Award Agreement and the Plan. The Awardee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this Stock Award Agreement and the Plan.

The Awardee further agrees that the Company may deliver by email all documents relating to the Plan or this Award (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements). The Awardee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

AWARDEE: ________________________________ Signature ________________________________ Printed Name ________________________________ Residence Address	NATIONAL INTELLIGENCE ASSOCIATION, INC. By:________________________________ Its:________________________________

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